Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TRUSTCO BANK CORP NY

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

We, Robert J. McCormick and Michael Hall, being respectively, the President and Chief Executive Officer and Secretary of TrustCo Bank Corp NY, certify:

FIRST.  The name of the Corporation is TRUSTCO BANK CORP NY.

SECOND.  The Certificate of Incorporation was filed by the Department of State on the twenty-eighth day of October, 1981.  An Amended and Restated Certificate of Incorporation was filed by the Department of Sate on the fifteenth day of July 1988, and an Amendment to the Amended and Restated Certificate of Incorporation was filed by the Department of State on the twenty-ninth day of August 1991.  A further Amended and Restated Certificate of Incorporation was filed by the department of state on the sixth day of August 1993, and Amendments to the Amended and Restated Certificate were filed by the Department of State on the fifth day of June 1996, and the fifth day of June 1997. A further Amended and Restated Certificate of Incorporation was filed the second day of October 1997, and amendments to the Amended and Restated Certificate of Incorporation were filed by the New York Department of State on the twentieth day of May 1999, the twenty-fifth day of June 2004, the sixth day of June 2006, and the twenty-third day of May 2019.

THIRD.  The Certificate of Incorporation of the Corporation is restated as set forth in its entirety below.  The Restated Certificate of Incorporation restates the text of the Certificate of Incorporation as amended on May 20, 1999, June 25, 2004, June 6, 2006 and May 23, 2019, which amendments (i) increased the number of authorized shares of common stock set forth in Section 4.1 of Article IV from 50,000,000 shares to 100,000,000 shares, (ii) changed the number of directors set forth in Article VI, (iii) further increased the number of authorized shares of common stock set forth in Section 4.1 of Article IV from 100,000,000 shares to 150,000,000 shares, (iv) eliminated the classified board set forth in Article VI  to provide instead for the annual election of directors beginning at the 2020 annual meeting of the Corporation’s shareholders and (v) changed the voting requirements set forth in Article VIII. No additional changes or amendments are being made pursuant to this restatement. This Restated Certificate of Incorporation also changes the description in Article III of the location of the Corporation’s office and changes the address in Article V to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State. No additional changes or amendments are being made pursuant to this restatement.

FOURTH.  The Certificate of Incorporation, as restated, is set forth below:

Article I
Name

1.           The name of the corporation is:

TrustCo Bank Corp N Y

(hereinafter called the “Corporation”).

Article II
Purposes

2.            Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed are:

2.1          To the extent that a corporation formed under the Business Corporation Law of the State of New York may lawfully do so, to acquire, own, control, hold with power to vote, deal in and with, and dispose of, in any manner, interests in financial institutions, including, without limitation, banks, trust companies, savings banks, national banking associations, savings and loan associations, industrial banks, investment banks, service banks, safe deposit companies, credit unions, and mutual trust investment companies, located within or without the State of New York, and to acquire, own, control, hold with power to vote, deal in and with, and dispose of, in any manner, interests in any other companies, corporations, partnerships, trusts, unincorporated associations, joint stock associations, and other entities, which are engaged in activities related to the business of banking.

2.2          To the extent that a corporation formed under the Business Corporation law of the State of New York may lawfully do so, to engage in, carry on, conduct, and participate in activities, enterprises and businesses permitted to be engaged in, carried on, conducted and participated in by bank holding companies under applicable provisions of law and also research, experimenting, manufacturing, assembling, building, erecting, trading, buying, selling, collecting, distributing, wholesaling, retailing, importing, exporting, processing, compounding, producing, refining, synthesizing, mining, extracting, growing, liquidating, dismantling, demolishing, servicing, promoting, exhibiting and publishing activities, enterprises and businesses; and also any activities, enterprises, ventures and businesses similar or incidental to any of the foregoing.

2.3          To create, acquire, hold, deal in and with, and dispose of, in any manner, any legal or equitable interest in real property and chattels real, and, without limiting the generality of the foregoing, to purchase, receive, take (by grant, gift, devise, bequest or otherwise), own, hold, improve, employ, use, operate, manage, repair, control, maintain, sell, assign, transfer, convey, exchange, lease, alter, construct, mortgage or encumber real property, whether improved or unimproved, and structures and improvements on real property, or leaseholds, or any other legal or equitable interests or rights therein.

2.4          To create, acquire, hold, deal in and with, and dispose of, in any manner, any legal or equitable interest in tangible or intangible personal property, and, without limiting the generality of the foregoing, to make, purchase, receive, take (by grant, gift, bequest, lease, exchange or otherwise), own, hold, improve, employ, use, operate, manage, repair, control, maintain, process, import, export, sell, assign, transfer, convey, exchange, lease or otherwise dispose of, mortgage, pledge or otherwise encumber or in any manner to exploit, turn to account, trade or deal in or with, personal property, whether tangible or intangible, or any other legal or equitable interests or rights therein.

2.5          To make, create, apply for, renew, take (by grant, gift, bequest or otherwise), purchase, lease or otherwise acquire, to hold, own, register, use, operate, to sell, assign, license, lease, transfer, exchange or otherwise dispose of, to mortgage, pledge or otherwise encumber, to acquire or grant licenses with respect to, or in any manner to exploit, turn to account, trade or deal in or with, copyrights, trademarks, service marks, designs, inventions, discoveries, improvements, developments, processes, formulas, patents, trade names, labels, prints, or any interest or right, whether legal or equitable, therein.

2.6          To purchase, take (by grant, gift, bequest or otherwise), receive, subscribe for, invest in or otherwise acquire, own, hold, employ, sell, lend, lease, exchange, transfer, assign, or otherwise dispose of, mortgage, pledge, use, and otherwise deal in and with, or in respect of shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral trust certificates, preorganization certificates and subscriptions, investment contracts, voting trust certificates, certificates of deposit or other securities or obligations of any kind by whomsoever issued (whether or not engaged in similar or different businesses, governmental or other activities); to exercise in respect thereof all powers and privileges of individual or corporate ownership or interest therein, including the right to vote thereon (by proxy or otherwise) for any and all purposes; to consent or otherwise act with respect thereto, without limitation and to issue in exchange therefor the Corporation’s shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other securities or obligations of any kind.

2.7          To make contracts, incur debts and other liabilities, and borrow money on such terms and at such rate of interest as the Corporation may determine; and to mortgage, pledge, convey, assign, in trust or otherwise encumber or dispose of, the property, good will, franchises or other assets of the Corporation, including contract rights and including after-acquired property.

2.8          To lend money, with or without security; provided that the Corporation shall not have the power to engage in the business of banking.

2.9         To issue, reissue, sell, assign, exchange, pledge, negotiate or otherwise dispose of, to purchase, receive, take, own, hold or otherwise acquire, to deal in or with, or to cancel, shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness or other securities or obligations of the corporation of any kind, whether secured or unsecured, and whether or not convertible into or subordinated to any other class of securities.

2.10        In furtherance of its corporate business, to guarantee or assume liability for the payment of the principal of, or dividends or interest on, or sinking fund payments in respect of, shares, stock, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral trust certificates, preorganization certificates and subscriptions, investment contracts, voting trust certificates, certificates of deposit, or other securities or obligations of any kind by whomsoever issued; and to guarantee or assume liability for the performance of any other contract or obligation, made or issued by any domestic or foreign corporation, partnership, association, trustee, group, individual or entity; and, when authorized in any manner provided by law, to give any guaranty although not in furtherance of the Corporation’s purposes.

2.11        In furtherance of its corporate business, to be a promoter, partner, co-venturer, member, associate or manager of other business enterprises or ventures, or to be an agent thereof, or to the extent permitted in any jurisdiction to be an incorporator of other corporations of any kind or type.

2.12        To cause to be formed under the laws of any state or country, to control or in any manner participate in the management of, to reorganize, merge, consolidate, and to liquidate or dissolve any corporation, association or organization of any kind.

2.13        To engage in, carry on, conduct and/or participate in any activity, enterprise or business which is similar or related to any activity, enterprise or business herein set forth, or which is capable of being conveniently carried on incidental to any such activity, enterprise or business or which may directly or indirectly protect or enhance the value of any of the rights or property of the Corporation.

2.14        To engage in, carry on, conduct and/or participate in any general or specific branch or phase of the activities, enterprises or businesses authorized in the Certificate in the State of New York or in any other state of the United States and in all foreign countries, and in all territories, possessions and other places, and in connection with the same, or any thereof, to be and acts either as principal, agents, contractors or otherwise.

2.15        To do everything necessary, suitable, convenient or proper for the accomplishment, attainment or furtherance of, to do every other act or thing incidental to, appurtenant to, growing out of or connected with, the purposes set forth in this Certificate, whether alone or in association with others; to possess all the rights, powers and privileges now or hereafter conferred by the laws of the State of New York upon a corporation organized under the Business Corporation Law of the State of New York (as the same may be amended from time to time) or any statute which may be enacted to supplement or replace it, and, in general, to carry on any of the activities and to do any of the things herein set forth to the same extent and as fully as a natural person or a partnership, association, corporation, or other entity, or any of them, might or could do; provided that nothing herein set forth shall be construed as authorizing the Corporation to possess any purpose, object or power, or to do any act or thing forbidden by law to a corporation organized under the Business Corporation Law of the State of New York.

The foregoing provisions of this Article shall be construed as purposes, objects and powers, and each as an independent purpose, object and power, in furtherance, and not in limitation, of the purposes, objects and powers granted to the Corporation by the laws of the State of New York; and except as otherwise specifically provided in any such provision, no purpose, object or power herein set forth shall be in any way limited or restricted by reference to, or inference from, any other provision of this Certificate.

Article III
Office

The office of the corporation is to be located in the County of Schenectady and State of New York.

Article IV
Number of Shares, Preemptive Rights Denied

4.1          The total number of shares of Common Stock which the Corporation shall have authority to issue is 150,000,000 shares of the par value of $1 per share.

The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 500,000 shares of the par value of $10 per share.

The Board of Directors of the Corporation shall have the authority to provide for the issuance of the Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, conversion rights, redemption prices, dividend rates and similar matters, including preferences over shares of Common Stock or other series of Preferred Stock as to dividends or distributions of assets and relative participation, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issuance thereof that may be adopted by the Board of Directors.

4.2          No holder of shares of the Corporation shall be entitled as of right to subscribe for, purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class; but all such new or additional shares of any class, or notes, bonds, debentures or other securities convertible into, or carry options or warrants to purchase, shares of any class may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

Article V
Designation of Secretary of State; Mailing Address

5.            The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

5 Sarnowski Drive
Glenville, New York 12302
Attn: Corporate Secretary

Article VI
Directors; Election and Classification

6.            The entire Board of Directors shall consist of not less than five (5) members and not more than fifteen (15) members. Commencing with the 2020 annual meeting of shareholders, directors to succeed those whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their respective successors are elected and have qualified or until their respective earlier displacement from office by resignation, removal or otherwise. Any director elected prior to the annual meeting of shareholders in 2020 for a term that expires at the annual meeting of shareholders in 2021 or the annual meeting of shareholders in 2022 shall continue to hold office until the end of the term for which such director was elected. The division of directors into classes shall terminate at the annual meeting of shareholders in 2022, from and after which all directors will stand for election annually.

The Board of Directors of the Corporation shall have the authority to establish from time to time the exact number of directors, as shall be set forth in resolutions that may be adopted by the Board of Directors.

Article VII
Duration

7.            The duration of the Corporation is to be perpetual.

Article VIII
Shareholders – Quorum, Voting and Special Meeting

8.            The holders of at least a majority of the outstanding Voting Stock of the Corporation shall be present in person or by proxy at any meeting of shareholders in order to constitute a quorum for the transaction of any business. Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by this Certificate of Incorporation or by law, be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon. Except as otherwise provided in this Certificate of Incorporation or by law, an abstention shall not constitute a vote cast.

Article IX
Quorum and Voting Requirements at Directors’ Meeting

9.            A majority of the Board of Directors shall be present at any meeting of Directors in order to constitute a quorum for the transaction of any business.  The affirmative vote of a majority of the entire Board of Directors shall be necessary for the transaction of any business or specified items of business, except as otherwise provided in this Certificate, and except that, the affirmative vote of two-thirds of the entire Board of Directors shall be necessary to change, amend or repeal any provision of the Certificate of Incorporation or By-Laws.

Article X
Business Combination

10.1       Shareholder Approval of Business Combination -- Maximum Vote.

(A)         Except as otherwise expressly provided in Section 10.2 of this Article X, the approval of any Business Combination (as hereinafter defined) shall, in addition to any affirmative vote required by law or any other provision of this Certificate of Incorporation or any preferred stock designation of the Corporation, require the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to vote generally in the election of directors of the Corporation (hereinafter in this Article X referred to as “Voting Stock”), voting together as a single class, with each share of Voting Stock to have one (1) vote.

(B)         The term “Business Combination” as used in this Article X shall mean:

(i)           any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Substantial Shareholder (as hereinafter defined) or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;

(ii)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or any significant part of the assets of the Corporation or any Subsidiary, or both, with a “significant part of the assets” to be defined as more than ten percent (10%) of the total assets of such entity as shown on its audited statement of condition as of the end of the most recent fiscal year ending prior to the time the particular transaction is announced;

(iii)         the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Substantial Shareholder; or

(iv)         any transaction involving the Corporation or any Subsidiary, including any issuance, transfer or reclassification of any securities of, or any recapitalization of, the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is owned directly or indirectly by a Substantial Shareholder.

10.2       Exception to Maximum Vote Requirement.

The provision of Section 10.1 of this Article X shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative shareholder vote as is required by law or otherwise, if, in the case of a Business Combination which does not involve any cash or other consideration being received by shareholders of the Corporation (in their capacities as shareholders) the condition specified in the following paragraph (i) is met, or, in the case of any Business Combination, either the condition specified in the following paragraph (i) is met or the condition specified in the following paragraph (ii) is met:

(i)           the Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.

(ii)          the consideration to be received per share by holders of Common Stock of the Corporation and by holders of each other class of Voting Stock outstanding, if any, shall be Fair Consideration (as hereinafter defined).

10.3  Definitions.

(A)         “Fair Consideration” shall mean,

(i)           in the case of shares of Common Stock, an amount in cash or readily available funds at least equal to the highest of the following (whether or not the Substantial Shareholder has previously acquired such shares):

(a)          the highest per share price paid by the Substantial Shareholder for any such shares acquired by it within the three-year period immediately preceding the first public announcement of the proposal of the Business Combination (hereinafter referred to as the “Announcement Date”), plus an “Interest Adjustment” of such price, as defined hereafter in this Section 10.3(A);

(b)          the highest reported per share price at which such shares were publicly traded during the three-year period immediately preceding the Announcement Date, plus an “Interest Adjustment” of such price, as defined hereafter in this Section 10.3(A);

(c)          the per share fair market value of such shares on the Announcement Date, plus an “Interest Adjustment” of such value, as defined hereafter in this Section 10.3(A); or

(d)          the book value per share of Common Stock as of the end of the latest fiscal quarter preceding the Announcement Date, plus an “Interest Adjustment” of such value, as defined hereafter in this Section 10.3(A).

(ii)          and in the case of shares of any class of Voting Stock of the Corporation outstanding, an amount in cash or readily available funds at least equal to the highest of the following (whether or not the Substantial Shareholder has previously acquired any such shares);

(a)          the highest per share price paid by the Substantial Shareholder for any such shares acquired by it within the three-year period immediately preceding the Announcement Date, plus an “interest Adjustment” of such price, as defined hereafter in this Section 10.3(A);

(b)          the highest reported per share price at which such shares were publicly traded during the three-year period immediately preceding the Announcement Date, plus an “Interest Adjustment” of such price, as defined hereafter in this Section 10.3(A);

(c)          the per share fair market value of such shares on the Announcement Date, plus an “Interest Adjustment” of such value, as defined hereafter in this Section 10.3(AA); or

(d)          the highest preferential amount per share to which the holders of such shares are entitled in the event of voluntary or involuntary liquidation or dissolution of the Corporation.

An “Interest Adjustment” of any price or value per share for a class of shares under this Section 10.3(A) shall equal an amount of interest on such price or value compounded annually from the Announcement Date until the Consummation Date of the Business Combination (The “Consummation Date”), or, in the case of subdivisions (a) and (b) in each of the subsections (A)(i) and (A)(ii) in this Section 10.3, from the date of the Substantial Shareholder first became a Substantial Shareholder (the “Determination Date”) until the Consummation Date, at a market prime rate of interest as may be determined from time to time by a majority of the Disinterested Directors, less the aggregate amount of any cash dividends per share paid on such class of shares during such period up to but not in excess of such amount of interest.

(B)          “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity (other than the Corporation or any Subsidiary) which, together with its “Affiliates” and “Associates” (as such terms were defined as of December 11, 1984, in Rule 12b-2 under the Securities Exchange Act of 1934, is the “Beneficial Owner” (as determined in accordance with the criteria set forth as of December 11, 1984, under Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of more than five percent (5%) of the voting power of the then-outstanding Voting Stock of the Corporation of any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

(C)         “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(D)         “Disinterested Director” shall mean any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Substantial Shareholder and who was a member of the Board prior to the Determination Date or became a member of the Board after the Determination Date and was recommended or elected by a majority of Disinterested Directors then on the Board.

10.4       Interpretative Power of Disinterested Directors.

A majority of the Disinterested Directors from time to time shall have the power and duty to determine, on the basis of facts known to them after reasonable inquiry,  all facts necessary to determine compliance with this Article X, including, without limitation, (1) whether a person or entity is a Substantial Shareholder, (2) whether the price in a proposed Business Combination is Fair Consideration, (3) the number of shares of Voting Stock beneficially owned by any person or entity at any given time, and (4) the fair market value as of any given date of the shares of any class of Voting Stock.

10.5       Alteration, Amendment and Repeal

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law or any preferred stock designation of the Corporation which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or this Certificate of Incorporation or any preferred stock designation of this Corporation, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article X or any provision of this Article X.

Article XI
Limitation of Personal Liability

11.          To the fullest extent that the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended, permits elimination or a limitation of the liabilities of directors, no director of the corporation shall be liable to the corporation, or its shareholders for any breach of duty in such capacity.  Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any elimination or limitation of the personal liability of a director of the corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

FIFTH.  This restatement of the Certificate of Incorporation of the Corporation was authorized by a majority vote of the Board of Directors pursuant to Section 807 of the Business Corporation Law.

IN WITNESS WHEREOF, THE UNDERSIGNED HAVE SIGNED THIS CERTIFICATE THIS 23rd DAY OF MAY, 2019, AND DO HEREBY AFFIRM THE CONTENTS TO BE TRUE UNDER THE PENALTIES OF PERJURY.

/s/ Robert J. McCormick
ROBERT J. McCORMICK
President and Chief Executive Officer

/s/ Michael Hall
MICHAEL HALL
Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRUSTCO BANK CORP N Y
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Filed by:	Lewis Rice LLC
600 Washington Avenue
Suite 2500
St. Louis, Missouri 63101